EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $3.57 on Record Revenues of $280 Million

ROGERS, Ark., Aug. 17, 2021 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the first quarter of fiscal year 2022.

“We continue to make foundational investments to our business model, and as expected, we are experiencing an increasing capacity to serve more customers at the highest levels. We ended the quarter with over 91,100 active customers, an increase of over 3% since the beginning of the fiscal year. For over 40 years, our customers’ lives have been better as part of the Car-Mart family, and we have an obligation to serve an ever-increasing customer base as we move forward. We have a unique place in the markets we serve as our customers rely on us to keep them on the road and give them peace of mind with local transportation needs. We believe that the significant investments we are making in the areas of Recruiting, Training and Retention, Inventory Procurement/Management, Customer Experience and Digital/Information Technology are already having positive effects and will allow us to continue to improve, grow and leverage our strengths,” said Jeff Williams, President and CEO. “Our balance sheet has allowed us to take advantage of challenging market conditions and has allowed us to demonstrate how nimble we can be in this dynamic, quickly changing industry. We continue to transition from a collections-focused company to a sales company that is very good at collections, and our associates have embraced this shift and are enthusiastic about the opportunities for our company and for them individually. The past 18 months has been difficult, but the resiliency and strength of our 2,000+ associates and their dedication to our Mission, Vision and Values has been inspirational. Our success is the direct result of their passion for the purpose in our daily work.”

“We ended the quarter with an average of 604 customers per dealership (up from 583 at April 30, 2021). As we have stated, we believe that most of our dealerships can support 1,000 or more customers at some point in the future. We have significant opportunities for growth by increasing customer count at our existing locations and we will continue to push for market share gains. In addition, we will continue to open new dealerships and look for acquisition opportunities in markets that align with our business. The infrastructure investments we are making are critically important to our growth plans as our high touch business model is focused on the customer experience journey, with the primary objective of keeping our customers on the road,” added Mr. Williams. “After the end of the quarter, we reached an agreement to purchase the retail finance operations of The Carman L.L.C. from Jake Haller in El Reno, Oklahoma. Jake has had a retail business for twenty years and has also been a vehicle vendor for Car-Mart and is currently one of our best preferred vendors. We are excited about this transaction which will provide us a new dealership and allow Jake to focus his talents on supplying us quality vehicles. Additionally, our new dealership in Norman, Oklahoma is nearing completion and we expect an opening during our second quarter.”

“Revenue increases were driven by a 20.4% increase in the average retail sales price and a 25.0% increase in units sold. Unit sales volume productivity increased 22.6% from the first quarter of 2021 and 16% from the first quarter of fiscal 2020. We made an additional investment in inventory to support the increase in retail units sold as we transition our focus on sales while continuing our history of collecting well. The increase in the average retail sales price put pressure on the overall gross profit percentage as our gross profit percentage generally decreases as the retail sales price increases in our pricing model. The total gross profit dollars per retail unit sold increased 10.7%,” said Vickie Judy, Chief Financial Officer. “The increases in the average retail sales price have necessitated longer terms resulting in a reduction in collections as a percent of average finance receivables in line with the term increase. Our portfolio continues to perform well with net charge-offs for the quarter, as a percentage of average finance receivables, at 4.3% compared to 4.8% in the prior year quarter. While we continue to invest and improve our infrastructure, we were able to leverage selling, general and administrative expenses, which equaled 15.7% of sales in the current year quarter compared to 17.7% in the prior year quarter.”

“Our debt, net of cash, to finance receivables is 30.2%, compared to 25.4% at the end of the first quarter of fiscal 2021 and 28.0% at the end of first quarter of fiscal 2020. During the quarter, we added $80.9 million in receivables, increased inventory by $14.8 million, repurchased $11.6 million of our common stock, and funded $1.7 million in capital expenditures, a total of $109.0 million, with only a $46.1 million increase in debt, net of cash. We repurchased 81,742 shares of our common stock during the quarter at an average price of approximately $142,” added Ms. Judy.

Conference Call

Management will be holding a conference call on Wednesday, August 18, 2021 at 11:00 a.m. Eastern Time to discuss quarterly results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #9489631.

About America's Car-Mart

America’s Car-Mart, Inc. operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same dealership revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  customer growth;
  gross profit per retail unit sold;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality;
  technological investments and initiatives; and
  the Company’s business, operating and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  business and economic disruptions and uncertainty that may result from the current outbreak of the Delta variant or any future adverse developments with the COVID-19 pandemic and any efforts to mitigate the financial impact and health risks associated with such developments;
  the expiration of existing economic stimulus measures or other government assistance programs implemented in response to the COVID-19 pandemic or the adoption of further such stimulus measures or assistance programs;
  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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Contacts:   Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

			% Change	As a % of Sales
	Three Months Ended		2021	Three Months Ended
	July 31,		vs.	July 31,
	2021	2020	2020	2021	2020
Operating Data:
Retail units sold	15,219	12,176	25.0%
Average number of stores in operation	151	148	2.0
Average retail units sold per store per month	33.6	27.4	22.6
Average retail sales price	$15,405	$12,800	20.4
Total gross profit per retail unit sold	$6,175	$5,579	10.7
Total gross profit percentage	38.1%	41.7%	(8.7)
Same store revenue growth	46.7%	5.5%
Net charge-offs as a percent of average finance receivables	4.3%	4.8%
Collections as a percent of average finance receivables	11.5%	13.0%
Average percentage of finance receivables-current (excl. 1-2 day)	84.0%	84.8%
Average down-payment percentage	6.9%	7.6%

Period End Data:
Stores open	151	150	0.7%
Accounts over 30 days past due	3.3%	2.6%
Active customer count	91,158	81,738	11.5
Finance receivables, gross	$890,467	$643,335	38.4%

Statements of Operations:
Revenues:
Sales	$246,742	$162,799	51.6%	100.0%	100.0%
Interest income	33,587	25,112	33.7	13.6	15.4
Total	280,329	187,911	49.2	113.6	115.4

Costs and expenses:
Cost of sales	152,764	94,874	61.0	61.9	58.3
Selling, general and administrative	38,800	28,757	34.9	15.7	17.7
Provision for credit losses	54,108	36,084	50.0	21.9	22.2
Interest expense	1,982	1,719	15.3	0.8	1.1
Depreciation and amortization	915	938	(2.5)	0.4	0.6
Loss on disposal of property and equipment	2	-	-	-	-
Total	248,571	162,372	53.1	100.7	99.7

Income before taxes	31,758	25,539		12.9	15.7

Provision for income taxes	6,791	5,975		2.8	3.7

Net income	$24,967	$19,564		10.1	12.0

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$24,957	$19,554

Earnings per share:
Basic	$3.78	$2.95
Diluted	$3.57	$2.83

Weighted average number of shares used in calculation:
Basic	6,604,194	6,632,445
Diluted	6,997,935	6,915,596

	July 31,	April 30,	July 31,
	2021	2021	2020

Cash and cash equivalents	$2,719	$2,893	$50,618
Finance receivables, net	$688,593	$625,119	$482,528
Inventory	$97,031	$82,263	$56,220
Total assets	$900,750	$822,159	$698,988
Total debt	$271,824	$225,924	$214,283
Treasury stock	$269,145	$257,527	$246,911
Total equity	$421,881	$406,496	$325,849
Shares outstanding	6,560,097	6,625,885	6,641,994

Finance receivables:
Principal balance	$890,467	$809,537	$643,335
Deferred revenue - payment protection plan	(35,788)	(32,704)	(24,878)
Deferred revenue - service contract	(30,706)	(24,106)	(11,637)
Allowance for credit losses	(201,874)	(184,418)	(160,807)

Finance receivables, net of allowance and deferred revenue	$622,099	$568,309	$446,013

Allowance as % of principal balance net of deferred revenue	24.5%	24.5%	26.5%

Changes in allowance for credit losses:
	Three months Ended
	July 31,
	2021	2020
Balance at beginning of period	$184,418	$155,041
Provision for credit losses	54,108	36,084
Charge-offs, net of collateral recovered	(36,652)	(30,318)
Balance at end of period	$201,874	$160,807